UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

------------------------------------X
IN RE SAPIENS SECURITIES            :
LITIGATION                          :           Master File No.
------------------------------------:           94 Civ. 3315 (RPP)
THIS DOCUMENT RELATES TO:           :
ALL ACTIONS                         :
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                            STIPULATION OF SETTLEMENT

                  This Stipulation of Settlement (the "Stipulation"), dated as of June 26, 1996, is made and entered into between the following parties to the above-captioned actions (the "Litigation"): (i) plaintiffs (on behalf of themselves and each of the Settlement Class Members), and (ii) defendant Sapiens International Corporation, N.V. ("Sapiens" or the "Company") and defendants Ron Zuckerman ("Zuckerman") and Shaul Shani ("Shani") (collectively, the "Settling Parties"). (Collectively, defendants Sapiens, Zuckerman and Shani are sometimes referred to as the "Settling Defendants".) The Stipulation is intended by the Settling Parties to resolve, discharge and settle the Released Claims (as defined herein) fully, finally and forever as to the Settling Defendants, upon and subject to the terms and conditions hereof (the "Settlement"), including the Settling Defendants' payment of eight million five hundred thousand dollars ($8,500,000) in cash and securities.

                  WHEREAS, in 1994, the following actions were filed in the United States District Court for the Southern District of New York (the "Court") as class actions on behalf of persons who purchased common stock of Sapiens:
                  1.       Radetich v. Sapiens, et al., 94-CV-3315 (RPP).
                  2.       Adler v. Sapiens, et al., 94-CV-3972 (SS).
                  3.       Hoane v. Sapiens, et al., 94-CV-4060 (RPP).
                  4. Sulzer v. Sapiens, et al., 94-CV-4072 (RPP); WHEREAS, on August 15, 1994, the Court ordered consolidation of the actions listed above and any other related actions. (The consolidated actions are referred to herein as the "Litigation.");
                  WHEREAS, plaintiffs filed an Amended Complaint in early 1995 (the "Complaint"). The Complaint asserts that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder. As a result of defendants' purported violations, the purchasers of Sapiens common stock during the class period (the "Class Period") of March 5, 1993 through January 5, 1995 (the "Class") allegedly suffered damages. The Complaint names, as defendants, Sapiens; Zuckerman and Shani, two of Sapiens' founders and, during the Class Period, two of Sapiens' directors, principal officers, and principal stockholders; R. David Bursiek ("Bursiek"), President of Sapiens' American subsidiary during the Class Period and Sapiens' Chief Executive Officer from April 1994; and John R.C. Porter ("Porter"), a director and substantial stockholder of Sapiens



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during a portion  of the Class  Period  and the  alleged  controlling  person of several companies with which Sapiens entered into allegedly "sham" transactions during the Class Period. In a separate complaint (the "Deloitte Complaint"), plaintiffs sued Deloitte & Touche, LLP ("Deloitte"), Sapiens' independent auditor during the Class Period;
                  WHEREAS, the Complaint and the Deloitte Complaint allege that the Settling Defendants, Bursiek and Porter issued, and Deloitte certified, false financial statements for 1992 and 1993 and that the Settling Defendants, Bursiek and Porter also issued false financial statements for the first two quarters of 1994. In their answer to the Complaint, the Settling Defendants denied material allegations in the Complaint and asserted various affirmative defenses;
                  WHEREAS,   by  stipulation,   plaintiffs   dismissed   without
prejudice their claims against Bursiek and Deloitte. The Litigation continues between plaintiffs and Porter; and
                  WHEREAS,   plaintiffs'   counsel  have   conducted   extensive
discovery and investigation during the prosecution of the Litigation. This discovery and investigation has included, inter alia: (i) interviews with third parties and depositions of key personnel at Sapiens and Deloitte; (ii) propounding of discovery requests and analysis of thousands of documents produced by Sapiens, Deloitte and third parties; (iii) consultation with experts in accounting and damages; (iv) review of Sapiens' public filings, annual reports and other public statements; (v) research



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



of the applicable law with respect to the claims asserted in the Complaint and defendants' potential defenses; and (vi) engaging in motion practice, including a motion to dismiss an earlier complaint and motions related to discovery and class certification;
                  NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED between plaintiffs (for themselves and the Settlement Class Members) and the Settling Defendants that, subject to the approval of the Court, the Litigation and all claims that have been or could have been asserted in the Litigation against the Settling Defendants shall be finally and fully compromised and settled, and the Litigation shall be dismissed on the merits and with prejudice, as to all Settling Defendants, upon and subject to the terms and conditions of the Stipulation, as follows:
                  1.       Definitions
                  As used in the Stipulation, the following terms have the meanings specified below:
                  1.1 "Adjustment Date" means the later of December 1, 1996 or the thirtieth (30th) calendar day after the Effective Date.
                  1.2 "Adjustment Price" means the average closing price of Sapiens Common Stock on the NASDAQ National Market System for the 20 consecutive trading days immediately prior to and not including the Adjustment Date.
                  1.3 "Adjustment Value" means the sum of (a) the proceeds of sales of Settlement Common Shares at or more than $2.71 per share; (b) the product of the Adjustment Price times the number of Settlement Common Shares unsold as of the Adjustment Date; and (c)



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the  product of $2.71  times the number of  Settlement  Common  Shares sold at a price less than $2.71 per share.
                  1.4 "Authorized Claimant" means any Settlement Class Member whose claim for recovery is allowed pursuant to the terms of the Stipulation.
                  1.5 "Claimant" means any Settlement Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.
                  1.6 "Claims Administrator" means an agent or agents of Plaintiffs' Settlement Counsel who, at the direction of such counsel, may perform any and all responsibilities of Plaintiffs' Settlement Counsel relating to notice and/or settlement administration under this Stipulation.
                  1.7 "Class Period" means the period from March 5, 1993 through and including January 5, 1995.
                  1.8 "Effective Date" means the first date by which all of the events and conditions specified in P. 10.1 of the Stipulation have been met and have occurred.
                  1.9 "Final" means: (i) the date of final affirmance on an appeal, the expiration of the time for a petition for a writ of certiorari and, if certiorari be granted, the date of final affirmance following review pursuant to that grant; or (ii) the date of final dismissal of any appeal or the final dismissal of any proceeding on certiorari; or, (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court's Judgment approving the Stipulation



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



substantially in the form of Exhibit B attached hereto, i.e., thirty (30) days after entry of the Judgment. An appeal or petition for a writ of certiorari pertaining solely to any application for attorney's fees, costs or expenses, pertaining solely to the Plan of Allocation, or pertaining solely to any application for incentive awards to plaintiffs, shall not in any way delay or preclude the Judgment from becoming Final.
                  1.10 "Judgment" means the Judgment to be rendered by the Court, substantially in the form attached as Exhibit B.
                  1.11 "Issue Price" means $3.61 per share of Settlement Common Shares, which represents the average closing price of Sapiens Common Stock on the NASDAQ National Market System for the 20 consecutive trading days immediately prior to and not including May 15, 1996.
                  1.12 "Non-Settling Persons" means Porter and any other Person, apart from the Released Persons, who may be liable in whole or in part for the damages alleged in the Litigation by plaintiffs and the Class.
                  1.13     "Notice and Administration Fund" means the sum of
one hundred thousand dollars ($100,000), part of the Settlement
Cash Component, as described in P. 4.
                  1.14 "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity, and their spouses, heirs, predecessors,



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



successors, representatives, or assignees.
                  1.15 "Plaintiffs" means A. Joseph Hoane, Jack Adler, Stephen L. Sulzer, Donald A. Dominic, Thomas Colacino, Lawrence
Fund L.P., and their legal representatives, heirs, successors and assigns.
                  1.16 "Plaintiffs' Settlement Counsel" means Berger & Montague, P.C., lead counsel for plaintiffs in the Litigation.
                  1.17 "Plan of Allocation" means a plan or formula of allocation of the Settlement Fund, which plan or formula is set forth in the Notice of Pendency and Partial Settlement of Class Actions (attached hereto as Exhibit A-1), whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the Settlement, after payment of such attorney's fees, costs, expenses and interest as may be approved by the Court, and after payment of such plaintiffs' incentive awards as may be approved by the Court.
                  1.18     "Preliminary Order" means the Order described in P.
5 and substantially in the form of Exhibit A.
                  1.19 "Released Claims" means and includes any and all claims or causes of any nature or description that have been asserted by plaintiffs or the Settlement Class Members, or any of them, against the Released Persons, as defined below (expressly excluding Porter), in the Litigation, based upon or related to the purchase of Sapiens Common Stock by plaintiffs or Settlement Class Members during the Class Period and the facts, transactions, events, occurrences, acts or omissions that were or could have been



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



alleged in the Litigation.
                  1.20 "Released Persons" means the Settling Defendants, their current and former officers, directors (excluding Porter), employees, attorneys, auditors, independent accountants, insurers, predecessors, successors, parent corporations, subsidiaries and related or affiliated entities, parents, spouses, heirs, assigns, and personal or legal representatives past or present (expressly excluding Porter).
                  1.21 "Settlement Cash Component" means the sum of three million dollars ($3,000,000), plus interest on two million nine hundred thousand dollars ($2,900,000) of said amount. Such interest shall accrue at the rate of 4.98% per annum, beginning as of the date of entry of the Preliminary Order.
                  1.22 "Settlement Common Shares" means five hundred fifty- four thousand seventeen (554,017) shares of Sapiens Common Stock, plus such additional shares as may be issued on the Adjustment Date, having a value in the aggregate of $2,000,000.
                  1.23 "Settlement Preferred Shares" means three hundred fifty thousand (350,000) shares of a new class of Sapiens preferred stock, having a principal value of $10 per share or $3,500,000 in the aggregate, and having the following terms:
                           a)  Cumulative Dividend:  Payable semi-annually at
an annual rate of 10%; payable in cash or Sapiens Common Stock, at the option of the Company. If the dividend is paid in Sapiens Common Stock, such common stock will be valued at the average closing price of Sapiens Common Stock on the NASDAQ National Market



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



System for the twenty (20) consecutive trading days immediately preceding and not including the Dividend Date.
                           b)  Redemption:  The Settlement Preferred Shares
will be redeemed for $3,500,000 in the aggregate on the second anniversary of the Effective Date (the "Redemption Date"), unless Conversion or Forced
Conversion, as described below, occurs prior to the Redemption Date. The Settlement Preferred Shares may be redeemed in cash or Sapiens Common Stock, at the option of the Company. If the Settlement Preferred Shares are redeemed in Sapiens Common Stock, such common stock will be valued at the average closing price for Sapiens Common Stock on the NASDAQ National Market System for the twenty (20) consecutive trading days immediately preceding and not including the Redemption Date.
                           c)  Conversion:  The holders of the Settlement
Preferred Shares will have the right to convert their holdings into Sapiens Common Stock. The number of shares of Sapiens Common Stock to be issued upon conversion will be equal to the principal amount of Settlement Preferred Shares to be converted divided by $6.50 (the "Conversion Ratio").
                           d)  Conversion Adjustment:  In the event the
Adjustment Price is less than $3.50 per share, then on the Adjustment Date the conversion price shall be reduced to the sum of the Adjustment Price plus $3.00.
                           e)  Forced Conversion:  If at any time the price of
Sapiens Common Stock trades on the NASDAQ National Market System at or above $9.00 for 20 consecutive trading days, the Company shall



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have the  right to force  the  holders  of the  Settlement  Preferred  Shares to convert their holdings into Sapiens Common Stock, using the Conversion Ratio.
                           f)  Liquidation Value of Preferred Stock:  The
Settlement Preferred Shares will have a liquidation value equal to the Principal Amount. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Settlement Preferred Shares shall be entitled to receive an amount in cash equal to the aggregate liquidation value of their Settlement Preferred Shares plus all accrued and unpaid dividends thereon.
                           g)  Ranking:  The Settlement Preferred Shares will
be  junior,  with  respect  to  any  payments,  dividends,   distributions,   or
preferences, to the Company's Senior Notes due December 31, 1999; the Company's Subordinated Notes due September 20, 2003; the Company's Cumulative Convertible
Preferred   Stock   redeemable   September  20,  2002;  and  other   outstanding
indebtedness as set forth in Exhibit C. The Company shall not issue preferred stock ranking senior to or pari passu with the Settlement Preferred Shares without the approval of the holders of at least two-thirds of the issued and outstanding Settlement Preferred Shares, voting separately as a class. The Settlement Preferred Shares will be senior to Sapiens Common Stock with respect to any payments, dividends, distributions or preferences.
                           h)  Anti-dilution Provisions:  The terms of the
Settlement Preferred Shares will contain customary anti-dilution provisions. Appropriate adjustments will be made to the Conversion



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Ratio to account for stock splits, stock dividends or reclassification.
                           i)  Registration:  The Settlement Preferred Shares
shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933. All Sapiens Common Stock issued with respect to the Settlement Preferred Shares (such as for dividends, conversion, forced conversion, and/or redemption) shall be exempt from registration and fully tradeable under federal and all state laws.
                  1.24 "Settlement Class" means all persons (except defendants; directors and officers of the Company during the Class Period ["Directors" and "Officers"]; members of the immediate family of each individual defendant, each Director, and each Officer; any entity in which any defendant, Director or Officer has a controlling interest, and the legal representatives, heirs, successors and assigns of any of them) who purchased Sapiens common stock during the Class Period, excluding those persons who timely and validly request exclusion from the Class pursuant to the "Notice of Pendency and Partial Settlement of Class Action" in substantially the form of Exhibit A-1 attached hereto.
                  1.25 "Settlement Class Member" or "Member of the Settlement Class" means a Person who falls within the definition of the Settlement Class as set forth in P. 1.24.
                  1.26 "Settlement Fund" means the Settlement Cash Consideration, the Settlement Common Shares, and the Settlement
Preferred Shares.



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                  1.27     "Sapiens Common Stock" means each and all of the
shares of common stock of Sapiens issued at any time.
                  2.       The Settlement
                  2.1 After submitting this Stipulation to the Court, the Settling Parties shall each request: (a) that the Court enter the Preliminary Order as described in P. 5 and attached hereto as Exhibit A; and (b) that the Court approve the Settlement and enter the Final Judgment, substantially in the form attached hereto as Exhibit B.
                  2.2 On the Effective Date, the Settling Defendants will wire the Settlement Cash Component (less the Notice and Administration Fund), and will deliver the Settlement Common Shares and the Settlement Preferred Shares, to the Claims Administrator. In no event shall the total amount to be paid by the Settling Defendants under this Settlement exceed $8.5 million, plus interest on $2.9 million as provided in paragraph 1.21 of this Stipulation.
                  2.3 In the event that, as of the Adjustment Date, the Adjustment Value of the Settlement Common Shares is less than two million dollars ($2,000,000), then on the Adjustment Date defendants shall issue for the benefit of the Class additional shares of Sapiens Common Stock pursuant to the following formula:
         Number of Additional
         Settlement Common Shares = $2,000,000 - Adjustment Value
                                         Adjustment Price

                  2.4  All  Settlement  Common  Shares,   including   additional
Settlement Common Shares, shall be exempt from registration and fully tradeable under federal and all state laws.



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                  2.5  The   following   trading   restrictions   and  reporting
requirements shall apply to sales of Settlement Common Shares through and including the Adjustment Date:
                           a)  7,500 Common Shares actually sold in the
aggregate, per trading day, for sales at or below the Issue Price.
                           b)  50,000 Common Shares actually sold in the
aggregate, per trading day, for sales above the Issue Price.
                           c)  These volume limitations, in (a) and (b) above,
shall apply to privately-negotiated sales as well as to open market sales, provided that the Settling Defendants may consent to a request by Plaintiffs' Settlement Counsel for a privately- negotiated sale or sales involving shares in excess of these volume limitations, which consent shall not be unreasonably withheld.
                           d)  Prior to the Adjustment Date, there shall be no
orders placed for the sale of Common Shares at a price below the market bid price of Sapiens common stock.
                           e)  There shall be no sales of Settlement Common
Shares during the twenty (20) consecutive trading days immediately prior to and not including the Adjustment Date.
                           f)  Counsel for plaintiffs shall provide bi-monthly
trading reports (the "Bi-Monthly Reports") to counsel for Sapiens itemizing the daily volume and sale prices of Common Shares sold during each bi-monthly reporting period. Counsel for plaintiffs shall not be required to prepare a Bi-Monthly Report for any reporting period in which the aggregate number of Common Shares sold at or below the Issue Price is 37,500 or fewer shares, and in



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which the  aggregate  number  of Common  Shares  sold  above the Issue  Price is
250,000 or fewer shares.
                  2.6 Each Person making a contribution to the Settlement Fund warrants that, at the time of its payment(s), it was not insolvent nor did or will the payment(s) required to be made by or on behalf of it render it insolvent within the meaning of and/or for the purposes of Bankruptcy Code ss.547. This warranty is made by each such Person and not by such Person's counsel.
                  2.7 Plaintiffs' Settlement Counsel shall cause the Settlement Cash Component (less the Class Notice and Administration Fund) to be invested and reinvested in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof.
                  2.8 Subject to further order and direction by the Court, Plaintiffs' Settlement Counsel are authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Stipulation.
                  2.9 The Settlement Fund shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court until such time as the Settlement Fund shall be paid or distributed pursuant to the Stipulation and/or Order(s) of the Court.
                  2.10 The Settling Defendants agree that they will make an election under Internal Revenue Code Section 468B to treat the settlement payments made by them or on their behalf as a Designated Settlement Fund.



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                  2.11 The  Claims  Administrator  shall  file  all tax  returns necessary to report any income earned on the Settlement Fund. All taxes due, if any, on interest or income earned until distribution shall be paid from the Settlement Fund, and none of the Settling Parties or the Released Persons shall be liable for any such taxes. The Settling Parties hereto each agree to cooperate with each other and their tax attorneys or accountants to the extent reasonably necessary to enable such tax returns to be filed as may be necessary.
                  2.12 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund and the funds in the Notice and Administration Fund (described in P. 4 below), less expenses reasonably incurred from and after the date of the Stipulation, shall be refunded as described in P. 10.7 below, and, in addition, the Class shall be decertified without prejudice to plaintiffs' motion for class certification.
                  3.       Requests for Exclusion
                  3.1 Any member of the Class who chooses not to be a Class member and not to be bound by this Stipulation must serve and file a written request for exclusion in accordance with the procedures established by the Court which procedures shall be substantially the same as set forth in the proposed Preliminary Order. Such excluded class member shall have no rights with respect to this Settlement.
                  3.2      The Claims Administrator shall prepare and send to



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counsel for defendants in accordance  with paragraph 11.1 below a written report identifying to the extent practicable (a) the Class members who have validly elected to exclude themselves from the Class within the deadline specified by the Court in the Preliminary Order, (b) the number of Sapiens shares purchased by or on behalf of each such Class member during the Class Period, and (c) the date(s) and price(s) of such Share purchases (the "Exclusion Notice"). The Exclusion Notice shall be prepared as of the deadline set by the Court for the receipt of exclusion requests by the Claims Administrator (the "Exclusion Deadline"), and shall be given by the Claims Administrator to counsel for the Settling Defendants no later than five (5) days following the Exclusion Deadline.
                  3.3 If the number of Sapiens shares for which exclusion is requested exceeds the number set forth in the separate letter agreement between counsel to the Settling Parties dated June 26, 1996 (which agreement is incorporated herein by reference), the Settling Defendants shall have the right, exercisable in their sole discretion, to terminate this Settlement. To be effective, the Settling Defendants' right to terminate the Settlement pursuant to this paragraph must be exercised by giving written notice to Plaintiffs' Settlement Counsel in accordance with paragraph 11.1 below within ten (10) business days following the date counsel for the Settling Defendants receives the Exclusion Notice from the Claims Administrator.



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                  4.       Notice And Administration Fund
                  4.1 Within five (5) business days after receipt by counsel for the Settling Defendants of the signed Preliminary Order (or an Order substantially in the form of the Preliminary Order), the Settling Defendants shall make a wire advance to Plaintiffs' Settlement Counsel, in immediately available funds, in the amount of one hundred thousand dollars ($100,000) for purposes of establishing and as necessary drawing upon an interest-bearing Notice and Administration Fund. Such $100,000 advance shall be part of, and paid from, the Settlement Cash Component. The Notice and Administration Fund may be used by Plaintiffs' Settlement Counsel without further Order of the Court to pay costs and expenses reasonably incurred in connection with providing notice to the Class, locating Class Members, making a preliminary tabulation of claims submitted, and related matters. Subsequent to the Effective Date, Plaintiffs'
Settlement Counsel may use the Notice and Administration Fund, subject to paragraph 4.2 below, for the purposes described above and also for the purposes of soliciting Settlement Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Proofs of Claim, and related matters.
                  4.2 At such time as all notice and administration costs have been paid, the balance of the Notice and Administration Fund, including any accrued interest but less any expenses or taxes (and any interest and/or penalties thereon) incurred but not yet paid, shall be distributed or paid pursuant to Court Order as part of the



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Settlement Cash Component.
                  4.3 Apart from paying and creating the Settlement Fund, neither the Settling Defendants nor the Settling Defendants' counsel shall have any obligation or responsibility for the administration of the Settlement, including but not limited to the processing of claims, determination of the Claimants entitled to participate in the distribution of the Settlement Fund, making any payments to the Claims Administrator, or determination as to the amounts or securities to be distributed to Authorized Claimants.
                  5.       Preliminary Order and Settlement Hearing
                  5.1 The Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall jointly apply for entry of an order (the "Preliminary Order"), substantially in the form of Exhibit A hereto.
                  5.2 The Preliminary Order shall specifically include provisions that, among other things:
                           (a) certify the Class as to the  Settling  Defendants
for purposes of the Settlement only, and provide Class members an opportunity to opt out of the Class;
                           (b)  preliminarily  approve the  Stipulation  and the
Settlement as fair, just, reasonable and adequate to the Class;
                           (c)  approve  the  form of  Notice  of  Pendency  and
Partial  Settlement of Class Actions  (substantially  in the form of Exhibit A-1 hereto) for mailing to Class Members and the form of Summary Notice (substantially in the form of Exhibit A-2 hereto) for publication;

                           (d)  approve  the form of Proof of Claim and  Release
(substantially in the form of Exhibit A-3 hereto) for mailing to Class Members;

                           (e) direct Plaintiffs'  Settlement Counsel to mail or
cause to be mailed the Notice of Pendency and Partial Settlement of Class Actions and the Proof of Claim and Release to those Persons in the Class who can be identified through reasonable effort, on or before dates to be specified in the Notice Order;

                           (f) direct  Plaintiffs'  Settlement  Counsel to cause
the Summary Notice to be published once in the national edition of The Wall Street Journal;

                           (g)      direct nominees who purchased Sapiens Common
Stock during the Class Period to send the Notice of Pendency and Partial Settlement of Class Actions and Proof of Claim and Release form to all beneficial owners of such Sapiens Common Stock within ten (10) days after receipt of the Notice of Pendency and Partial Settlement of Class Actions, or to send a list of the names and addresses of such beneficial owners to the Claims Administrator within ten (10) days of receipt of the Notice of Pendency and Partial Settlement of Class Actions;

                           (h) provide that Settlement Class Members who wish to
participate in the Settlement Fund shall complete and file a Proof of Claim and Release pursuant to the instructions contained therein;

                           (i)  find  that  the   Notice   given   pursuant   to
subparagraphs (c), (e), (f) and (g), above, constitutes the best notice practicable under the circumstances, including individual notice to all persons in the Class who can be identified upon reasonable effort, and constitutes valid, due and sufficient notice to all persons in the Class, complying fully with the requirements of Rule 23 of the Federal Rules of Civil Procedure, the Constitution of the United States, and any other applicable law;

                           (j) schedule a hearing or hearings  (the  "Settlement
Hearing") to be held by the Court to consider and determine whether the proposed Settlement of the Litigation as contained in the Stipulation should be approved as fair, reasonable and adequate and the Judgment approving the Settlement, as well as the Plan of Allocation described therein, should be entered;

                           (k) provide that at or after the Settlement  Hearing,
the Court shall determine and enter an Order regarding whether and in what amount attorneys' fees and expenses should be awarded and whether and in what amount plaintiffs' incentive awards should be paid;

                           (l) provide that any  objections  to (i) the proposed
Settlement, including the proposed Plan of Allocation; (ii) entry of the Judgment approving the Settlement; (iii) plaintiffs' counsels' fee and expense application; or (iv) any request for plaintiffs' incentive awards, shall be heard and any papers submitted in support of said objections shall be received and considered by the Court at the Settlement Hearing only if, on or before a date to be specified in the Notice Order, persons making objections shall file and serve notice of their intention to appear

(which shall set forth briefly each objection and the basis therefor) and copies of any papers in support of their position as set forth in the Notice Order;

                           (m)  establish  the  procedure  and date by which any
potential member of the Class must exercise his right to request exclusion from the Class;

                           (n)  provide  that,   upon  the   occurrence  of  the
Effective Date, all Settlement Class Members, whether or not they file a Proof of Claim and Release within the time provided for, shall be barred from asserting any Released Claims against any of the Released Persons and any such Settlement Class Member shall conclusively be deemed to have released any and all such Released Claims as against all of the Released Persons; and

                           (o) provide that the  Settlement  Hearing  may,  from
time to time and without further notice to the Class, be continued or adjourned by Order of the Court.

                  6.       Releases and Extinguishment of Cross-Claims
                  6.1 This Stipulation seeks a termination only of the litigation between plaintiffs and the Settlement Class, on the one hand, and the Settling Defendants, on the other, and does not release, transfer or assign any other claims of plaintiffs or the Settlement Class against Porter.
                  6.2 Upon the Effective Date, as defined in P. 1.8, each of the Settlement Class Members shall hereby be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons, whether or not such Settlement Class Member executes and delivers a Proof of Claim and Release.
                  6.3 Settlement Class Members shall be entitled to receive distributions from the Settlement Fund only if they file valid and timely Proofs of Claim and Releases. The Releases to be executed by the Settlement Class Members shall release all Released Claims against the Released Persons, and shall be in the form contained in Exhibit A-3 hereto.
                  6.4 The Settlement also is conditioned on the Settling Parties seeking and obtaining an Order from the Court barring the assertion of claims against the Settling Defendants by Porter. The Bar Order will provide for a set off credit, if any, to which Porter may be entitled in this action by reason of the Settlement of the claims against the Settling Defendants in this Litigation, should there be a verdict or judgment against Porter in the Litigation. The Bar Order will provide that the set off credit, if any, shall be governed by the proportionate liability rule. Under the proportionate liability rule, the amount of any judgment subsequently obtained against Porter will be reduced by the proportion of fault attributable to the Settling Defendants as compared to the fault of Porter.
                  7.  Final Judgment
                  7.1 If the Settlement contemplated by this Stipulation is approved by the Court, counsel for the Settling Parties shall request that the Court enter Final Judgment substantially in the form annexed hereto as Exhibit B, providing for:

                           (a) approval of the Settlement and adjudging it fair,
adequate and reasonable, and directing its consummation;

                           (b)  approval of the method of  notifying  members of
the Class as being in compliance with Rule 23 of the Federal Rules of Civil Procedure and the requirements of due process;

                           (c)  dismissal on the merits and with  prejudice  the
Litigation as against the Settling Defendants and all Released Claims;

                           (d) the release and discharge by  plaintiffs  and the
Class of the Released Persons with respect to all Released Claims, including any responsibility or liability to members of the Class for administration of the Settlement;

                           (e)  entry  of  an  order  barring  and   permanently
enjoining the institution or prosecution by plaintiffs, or the Class members, and any of their present or former officers, directors, agents, attorneys, representatives, trustees, shareholders, parents, affiliates, subsidiaries, general or limited partners, heirs, executors, administrators, successors and assigns, of any other action based upon or connected with the Released Claims;

                           (f)  entry  of  an  order  barring  and   permanently
enjoining claims by Porter against any or all of the Settling Defendants that are related to the claims in the Litigation. The Bar Order shall apply the proportionate liability standard; and

                           (g)  continued  jurisdiction  of the Court to enforce
all terms and provisions of this Stipulation.

                  8.  Administration and Calculation of
                      Claims, Final Awards and Supervision
                      and Distribution of Settlement Fund

                 8.1 Plaintiffs' Settlement Counsel, acting on behalf of the Settlement Class, and subject to the supervision, direction and approval of the Court, shall administer and calculate the claims submitted by Settlement Class Members and shall oversee distribution of that portion of the Settlement Fund that is finally awarded by the Court to the Settlement Class Members.
                 8.2 On and after the Effective Date, subject to approval and further order(s) of the Court, the Settlement Fund shall be applied as follows:

                           (a)  to  pay  plaintiffs'  counsel  attorney's  fees,
expenses, costs and interest (the "Fee and Expense Award"), and to pay incentive awards to plaintiffs, if and to the extent allowed by the Court;

                           (b) to pay all unpaid  costs and  expenses (in excess
of the $100,000 Notice and Administration Fund) reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to the Class, processing Proofs of Claim, and related matters, and

                           (c) to distribute the remaining portion to authorized
Claimants as allowed by the Court, in accordance with P. 8.3 below.

                  8.3 Upon the Effective Date and thereafter, subject to the approval and further order(s) of the Court, the balance of the Settlement Fund after the payments described in P. P. 8.1 and 8.2 above (the "Net Settlement Fund"), shall be distributed to Settlement Class Members who submit valid, timely Proofs of Claim and Release ("Authorized Claimants"), subject to and in accordance with the following:
                           (a) Within one hundred twenty (120) days after the
mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a separate, completed Proof of Claim and Release substantially in the form of Exhibit A-3 hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

                           (b) Except as  otherwise  ordered  by the Court,  all
Settlement Class Members who fail to submit timely a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the Settlement and releases contained herein, and the Final Judgment.

                           (c) The Net  Settlement  Fund shall be distributed to
the Authorized Claimants in accordance with the Plan of Allocation.
                  8.4      No Authorized Claimant shall have any claim against

Plaintiffs' Settlement Counsel, the Claims Administrator, plaintiffs' counsel, or any Released Persons based on the distributions made substantially in accordance with the Stipulation and the Settlement contained herein and further orders of the Court.

                  9.    Plaintiffs' Counsel's Fees and Costs
                        and Plaintiffs' Incentive Awards

                  9.1 At the Settlement Hearing or at such other time as the Court may direct, plaintiffs or their counsel may submit an application (the "Fee and Expense Application") for distributions to plaintiffs' counsel from the Settlement Fund for: (i) an award of attorney's fees payable from the Settlement Fund; (ii) reimbursement of actual expenses and costs, including the fees of experts and consultants incurred in connection with prosecuting the Litigation; plus (iii) interest on such fees, expenses and costs at the same rate and for the same periods as earned by the Settlement Fund.
                  9.2 The Settling Defendants shall have no standing to challenge, or to volunteer comment on, the Fee and Expense Application, provided the fee request contained in the Fee and Expense Application is for not more than one-third (1/3) of the Settlement Fund.
                  9.3 The procedure for and the allowance or disallowance by the Court of the Fee and Expense Application and/or any incentive awards applications are not part of the Settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation. Any order or proceedings relating to the Fee and Expense Application and/or any incentive awards application, or any appeal from any such order, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Court's Final Judgment approving the Stipulation and the Settlement of the Litigation set forth herein.
                  9.4 Any award of fees and expenses or incentive amounts shall be paid to Plaintiffs' Settlement Counsel within 7 days of the later of: (i) the Effective Date; or (ii) the date any such award become final and is no longer subject to appeal or review.
                  9.5 Plaintiffs and their counsel agree that they shall not seek from the Settling Defendants an award of attorney's fees or costs or reimbursement or payment of other expenses or amounts that relate to any activity, conduct or investigation undertaken on behalf of the plaintiffs or the Class relating to the Litigation, except insofar as the Court may award from the Settlement Fund.
                  10.      Conditions Of Settlement, Effect of
                           Disapproval, Cancellation or Termination

                  10.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:
                           (a) the Court has entered the  Preliminary  Order, as
required by P. 5, above;
                           (b) the Court has entered the Judgment, or a judgment
substantially in the form of Exhibit B;
                           (c) the Judgment has become  Final,  as defined in P.
1.9, above; and

                           (d)  the  last  date   within   which  the   Settling
Defendants may serve a Termination Notice as provided in paragraph 10.2 shall have passed without their having done so.
                  10.2 In addition to the right of termination provided in paragraph 3.3, the Settling Defendants shall have the right to terminate the Settlement and this Stipulation by providing notice of their election to do so in the manner specified in paragraph 11.1 hereof ("Termination Notice") within thirty days of (a) the Court's declining to enter the Preliminary Order in any material respect; (b) the Court's refusal to approve this Stipulation or any material part of it; (c) the Court's declining to enter the Final Judgment in any material respect; or (d) the date upon which the Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.
                  10.3 Upon the occurrence of all of the events referenced in P.
10.1 above, any and all interest or right of the Settling Defendants in or to the Settlement Fund shall be absolutely and forever extinguished.
                  10.4 Neither a modification nor a reversal on appeal of any order concerning plaintiffs' attorney's fees, costs, expenses and interest, and/or plaintiffs' incentive awards, shall constitute grounds for cancellation and termination of the Stipulation.
                  10.5 If all of the conditions specified in P. 10.1 are not met, then the Stipulation shall be canceled and terminated unless each of plaintiffs and the Settling Defendants agrees in writing to proceed with the Stipulation.

                  10.6 In the event that the Stipulation is not approved by the Court or the Settlement is terminated or fails to become effective in accordance with its terms, the terms and provisions of the Stipulation, with the exception of P. P. 10.5-10.7 herein, shall have no further force and effect and shall not be used in this Litigation or in any other proceeding for any purpose, except as provided for in P. P. 10.5-10.7; and any Judgment entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.
                  10.7 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither plaintiffs nor any of their counsel nor the Claims Administrator shall have any obligation to repay any amounts actually and properly disbursed from the Notice and Administration Fund. In addition, any reasonable expenses already incurred or properly chargeable to the Notice and Administration Fund at the time of such termination or cancellation, but which have not been paid, shall be paid in accordance with the terms of the Stipulation prior to the balance being refunded. After any such expenses are paid, any funds remaining in the Notice and Administration Fund, including interest (less any taxes due or payable), shall be returned to the Settling Defendants.
                  11.      Notices
                  11.1 Any and all notices, reports or communications which are required, permitted or contemplated by this Stipulation, and which are made to any Settling Party or the Claims Administrator by another Settling Party or the Claims Administrator shall be in writing and shall be given by overnight mail, and shall be deemed given on the date of delivery to counsel, and shall be addressed as follows:
                  If to Plaintiffs' Settling Counsel or the Claims
Administrator:
                             Berger & Montague, P.C.
                               1622 Locust Street
                             Philadelphia, PA 19103
                           Attn: Todd S. Collins, Esq.

                  If to the Settling Defendants:

                      Skadden, Arps, Slate, Meagher & Flom
                                919 Third Avenue
                               New York, NY 10022
                          Attn: Seth M. Schwartz, Esq.
                  11.2 Any party hereto may, from time to time, change the address to which such notices, requests, consents, directives or communications are to be directed, by giving the other party ten days' prior written notice of the changed address in the manner provided in paragraph 11.1 above.
                  12.      Miscellaneous Provisions
                  12.1 The Settling Parties: (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the
Stipulation.
                  12.2 Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Settling Defendants; (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Settling Defendants in any civil or administrative proceeding in any court, administrative agency or other tribunal, other than in such proceedings as may be necessary to consummate or enforce the Stipulation, the Settlement or the Final Judgment and Order.
                  12.3 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.
                  12.4 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their successors-in-interest.
                  12.5 The Stipulation and the Exhibits attached hereto constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.
                   12.6 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the parties to the Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.
                  12.7 The Stipulation shall be binding upon, and inure to the benefit of, the successors, assigns, parent corporations, heirs and personal or legal representatives of the Settling Parties.
                  12.8 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.
                  IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys.

                             BERGER & MONTAGUE, P.C.
                          /s/ Todd S. Collins
                          -----------------------------
                            Todd S. Collins (TC5914)
                                 Robin B. Shore
                               1622 Locust Street
                             Philadelphia, PA 19103
                                 (215) 875-3000

                              CHAIRMAN, PLAINTIFFS'
                               EXECUTIVE COMMITTEE


                          SAVETT FRUTKIN PODELL & RYAN
                           Stuart H. Savett (55-4614)
                                Katharine M. Ryan
                          320 Walnut Street, Suite 508
                             Philadelphia, PA 19106
                                 (215) 923-5400

                          WOLF POPPER ROSS WOLF & JONES
                                 Lester L. Levy
                                 Michele Raphael
                                845 Third Avenue
                            New York, New York 10022
                                 (212) 759-4600

                       WECHSLER HARWOOD HALEBIAN & FEFFER
                           Robert I. Harwood (RH-3286)
                               555 Madison Avenue
                            New York, New York 10022
                                 (212) 935-7400

                         PLAINTIFFS' EXECUTIVE COMMITTEE



                        SKADDEN ARPS SLATE MEAGHER & FLOM



                         /s/ Seth M. Schwartz
                         ------------------------------
                            Seth M. Schwartz (SS2530)
                            Ira B. Matetsky (IMI881)
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 735-3000

                            ATTORNEYS FOR DEFENDANTS
                              SAPIENS INTERNATIONAL
                               CORPORATION, N.V.,
                          RON ZUCKERMAN and SHAUL SHANI

                         Exhibits Intentionally Omitted